Exhibit (f)

CONSENT OF

KPMG Austria GmbH Wirtschaftsprüfungs- und Steuerberatungsgesellschaft

KPMG Austria GmbH Wirtschaftsprüfungs- und Steuerberatungsgesellschaft hereby consents to (i) the incorporation by reference into Registration Statement No. 333-1841123 of Oesterreichische Kontrollbank Aktiengesellschaft (filed under Schedule B) of its report dated February 25, 2015 relating to the December 31, 2014 financial statements of Oesterreichische Kontrollbank Aktiengesellschaft, which report appears in this Annual Report on Form 18-K/A for the year ended December 31, 2014 and (ii) the use of its name under the heading “Introductory Notes to Financial Statements” in this Annual Report on Form 18-K/A.

Vienna, Austria

Date: July 21, 2015

/s/ Martin Wagner
Name:	DDr. Martin Wagner

/s/ Renate Vala
Name:	Mag. Renate Vala

KPMG Austria GmbH Wirtschaftsprüfungs- und Steuerberatungsgesellschaft Vienna, Austria